Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Michelle M. Le Roy

Investor Relations

(212) 297-1000

Gramercy Capital Corp. Announces Second

$50 Million Placement of Trust Preferred Securities

NEW YORK, N.Y. — August 10, 2005 — Gramercy Capital Corp. (NYSE:GKK) announced today that it has issued an additional $50 million of Trust Preferred Securities through its wholly-owned subsidiary, Gramercy Capital Trust II. Proceeds will be used to fund existing and future investment opportunities. The Company announced its first sale of Trust Preferred Securities totaling $50 million on May 23, 2005, and now has a total of $100 million of this long-term capital outstanding.

The $50 million of Trust Preferred Securities have a 30-year term ending October 2035.  They bear interest at a fixed rate of 7.75% for the first ten years ending October 2015. Thereafter, the rate will float at three month LIBOR plus 3.00%. The securities can be redeemed at par beginning in October 2010.

Bob Foley, Chief Financial Officer of Gramercy Capital Corp, stated, “We are very pleased with the funding of this second $50 million tranche of trust preferred securities, which we consider to be one of our most cost-efficient sources of long-term capital. This transaction follows the successful issuance of our recently closed $1 billion commercial real estate CDO, and continues our goal of accessing a variety of efficient capital sources. We continue to build a robust financial foundation to propel our floating-rate and fixed-rate lending business, and our growing net lease investment business.”

The securities will not be registered under the Securities Act of 1933 or any state securities laws, and will be sold in a private transaction under Regulation D of the Securities Act. Unless the shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

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Company Profile

Gramercy is a commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity and net lease investments involving commercial property throughout the United States. Gramercy Capital Corp. is headquartered in New York City, and has a regional investment office in Los Angeles.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Forward-Looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.